Consent of Independent Registered Public Accounting Firm

The Board of Trustees

The Prudential Series Fund:

We consent to the use of our reports, dated February 14, 2017, with respect to the statements of assets and liabilities of Conservative Balanced Portfolio, Diversified Bond Portfolio, Equity Portfolio, Flexible Managed Portfolio, Global Portfolio, Government Income Portfolio, High Yield Bond Portfolio, Jennison Portfolio, Government Money Market Portfolio, Natural Resources Portfolio, Small Capitalization Stock Portfolio, Stock Index Portfolio, Value Portfolio, SP International Growth Portfolio, SP Prudential U.S. Emerging Growth Portfolio, SP Small Cap Value Portfolio, and Jennison 20/20 Focus Portfolio (seventeen of the portfolios comprising The Prudential Series Fund), including their respective schedules of investments, as of December 31, 2016, and their respective related statements of operations for the year then ended, statements of changes in net assets for each of the years in the two-year period then ended, and financial highlights for each of the years or periods in the five-year period then ended, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

April 11, 2017